Exhibit 10.1

AMENDMENT TO SURVIVOR INCOME AGREEMENT AND SPLIT DOLLAR ADDENDUM TO SURVIVOR INCOME AGREEMENT

This Amendment to Survivor Income Agreement and Split Dollar Addendum to Survivor Income Agreement is entered into this 30th day of April, 2007 by COMMUNITY BANKS, INC. (“Company”) and DONALD F. HOLT (“Executive”).

BACKGROUND:

A. On August 29, 2002, Company and Executive entered into a Survivor Income Agreement (“Agreement”), which incorporated and was supplemented by a Split Dollar Addendum to Community Banks, Inc. Survivor Income Agreement (“Addendum”).

B. The parties wish to make certain amendments to the Agreement and Addendum in order to make those documents consistent with substantially similar agreements between Company and other executive officers of Company.

NOW THEREFORE, in exchange for valuable consideration and intending to be legally bound, the parties hereby agree as follows:

1.  Modification of Article 1 of Agreement. Article 1 of the Agreement is hereby modified to include the following additional Section 1.4:

1.4 Change of Control. Notwithstanding any other provision of this Agreement, in the event of a Change of Control (as defined below), the Company or its successor shall maintain in full force and effect this Agreement and the related life insurance policy that is in existence on the date the Change of Control occurs and, in no event shall the Company or its successor terminate or otherwise abrogate the Executive’s interest in the life insurance policy; provided, however, that at all times the life insurance policy shall be subject to the claims of the Company’s creditors.

Change of Control shall mean:

(a) A reorganization, merger, consolidation or sale of substantially all of the assets of the Company, or a similar transaction in which the Company is not the resulting entity; or

(b) Individuals who constitute the Incumbent Board (as herein defined) of the Company cease for any reason to constitute a majority of the Board of Directors. For these purposes, “Incumbent Board” shall mean the members of the Board of Directors of the Company on the effective date hereof. Any person becoming a member of the Board of Directors subsequent to such effective date, whose election was approved by a vote of at least three-quarters (3/4) of the members of the Board of Directors comprising the Incumbent Board, or whose nomination for election by members or shareholders was approved by the same nominating committee serving under the Incumbent Board, shall be considered as though he or she were a member of the Incumbent Board.

2.  Modification of Introduction to Addendum. The section of the Addendum bearing the heading “Introduction” is hereby modified to provide in its entirety as follows:

Under the terms of the Survivor Income Agreement between the Executive and the Company, effective on the 29th day of August, 2002, the parties desire to divide the death proceeds of a life insurance policy on the Executive’s life.

3.  Other. Except as specifically modified herein, the terms and conditions of the Agreement and Addendum remain in full force and effect. This Amendment is hereby appended to and made a part of the Agreement and Addendum.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Company have executed this Amendment as of the date first written above.

COMMUNITY BANKS, INC. By: /s/Eddie L. Dunklebarger Eddie L. Dunklebarger, President and CEO	WITNESS:

EXECUTIVE: /s/ Donald F. Holt Donald F. Holt	WITNESS:

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